PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
David Lim
+1 844-632-1060
IR@univar.com

Media Relations
Michele Mazur
+1 331-777-6187
mediarelations@univar.com

Univar Reports 2016 Fourth Quarter and Full Year Financial Results

Fourth Quarter 2016 Highlights (Versus Fourth Quarter 2015)

•
Reported a net loss of $59.2 million, or ($0.43) per share, impacted by an after-tax ($0.35) per share loss for a non-cash pension mark-to-market adjustment, and a ($0.35) per share loss for a non-cash revaluation of deferred taxes. Excluding these non-cash adjustments, earnings per share were $0.27.

•
Achieved the first quarterly Adjusted EBITDA growth in seven quarters. Adjusted EBITDA grew 3.8 percent to $134.5 million compared to $129.6 million in the prior year. Canada, EMEA, and Rest of World segments in aggregate grew Adjusted EBITDA 20.6 percent.

•	Gross margin increased 150 basis points to 22.8 percent. Adjusted EBITDA margin increased 80 basis points to 7.4 percent.

•	Net cash provided by operating activities increased to $225.4 million compared to $164.8 million in the prior year.

•	Net debt decreased to $2,642.9 million reducing net debt/Adjusted EBITDA to 4.7x.

DOWNERS GROVE, Ill. – February 22, 2017 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical and ingredients distributor and provider of value-added services, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2016.

For the fourth quarter, Univar reported a net loss of $59.2 million, or ($0.43) per share, impacted by a pre-tax $67.3 million, or an after-tax ($0.35) per share loss for a non-cash pension mark-to-market adjustment, net of curtailment, and a $47.3 million, or ($0.35) per share loss for a non-cash revaluation of deferred taxes resulting from a December 7, 2016, change in US tax law impacting branches outside the US.

Univar reported fourth quarter Adjusted EBITDA of $134.5 million, which was $4.9 million higher than the $129.6 million reported in the fourth quarter of last year due to margin expansion, mix enrichment, and operating expense reductions. The Company reported net sales of $1.8 billion, down $153.8 million or 7.8 percent, and gross profit of $413.3 million, down $6.5 million, or 1.5 percent compared to prior year, largely due to sluggish demand in industrial and upstream oil & gas markets, and a 3.8 percent decline in average selling price. Gross margin of 22.8 percent increased 150 basis points compared to prior year gross margin of 21.3 percent due to price and product mix improvements.

For the full year, Univar reported a net loss of $68.4 million, or ($0.50) per share, compared to net income of $16.5 million, or $0.14 per share reported in the prior year. Full year results included a pre-tax $137.4 million, or after-tax ($0.63) per share, non-cash impairment related charge associated with the Company's upstream oil and gas assets, a pre-tax $67.3 million, or after-tax ($0.35) per share, loss for a non-cash pension mark-to-market adjustment, net of curtailment, and a $47.3 million, or ($0.35) per share, loss for a non-cash revaluation of deferred taxes. Excluding these non-cash charges, full year 2016 net income was $183.6 million or $0.83 per share.

Adjusted EBITDA was $562.7 million compared to $600.1 million in the prior year primarily due to lower demand in the upstream oil and gas markets, sluggish industrial demand, and foreign currency translation headwinds. Despite these headwinds, Canada, EMEA, and Rest of World segments in aggregate grew Adjusted EBITDA 10.8 percent. Gross margin increased 140 basis points to 21.4 percent. Adjusted EBITDA margin increased 30 basis points to 7.0 percent.

In 2016, the Company:

•	Launched key strategic priorities of Commercial Greatness, Operational Excellence and One Univar

•	Achieved our best safety performance on record with a Total Case Incident Rate (TCIR) of less than 0.69

•	Increased gross margins across all business segments

•	Reduced consolidated net debt by $319.8 million

“In the second half of 2016, we began the process of changing our culture and mindset to improve our value delivery to customers, drive growth for our supplier partners, and create value for our shareholders. We are seeing early signs our transformation is beginning to take hold,” said Steve Newlin, chairman, president and chief executive officer. “Culture change is some of the hardest work within an organization and can take time to reach its full potential. However, the rewards are substantial, and we are building a foundation that consistently delivers sustainable superior earnings growth.”

Addressing the Company's results, Univar executive vice president and chief financial officer, Carl Lukach said, "Our strong cash flow in 2016 demonstrates the diversity and resilience of our asset-lite business model. We reduced debt while continuing to reinvest in our business for future growth."

Company Performance

The results of Univar’s operating performance are described below and, unless otherwise indicated, are a comparison of fourth quarter 2016 results with fourth quarter 2015 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information.

Univar Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended December 31,
(in millions)	2016	2015	$ change	% change	% change excl. currency

External Net Sales
USA	$1,084.3	$1,202.7	$(118.4)	(9.8)%	(9.8)%
Canada	242.1	258.1	(16.0)	(6.2)%	(8.1)%
EMEA	394.4	403.1	(8.7)	(2.2)%	1.9%
Rest of World	91.7	102.4	(10.7)	(10.4)%	(6.4)%
Total Consolidated Net Sales	$1,812.5	$1,966.3	$(153.8)	(7.8)%	(7.0)%

Gross Profit
USA	$246.1	$251.6	$(5.5)	(2.2)%	(2.2)%
Canada	55.1	55.0	0.1	0.2%	(0.2)%
EMEA	92.0	92.5	(0.5)	(0.5)%	3.1%
Rest of World	20.1	20.7	(0.6)	(2.9)%	—%
Total Consolidated Gross Profit	$413.3	$419.8	$(6.5)	(1.5)%	(0.7)%

Adjusted EBITDA
USA	$78.3	$82.7	$(4.4)	(5.3)%	(5.3)%
Canada	24.8	22.6	2.2	9.7%	9.3%
EMEA	28.9	24.3	4.6	18.9%	25.5%
Rest of World	7.8	4.1	3.7	90.2%	95.1%
Other*	(5.3)	(4.1)	(1.2)	(29.3)%	(29.3)%
Total Consolidated Adjusted EBITDA	$134.5	$129.6	$4.9	3.8%	5.1%
* Other represents unallocated corporate costs that do not directly benefit segments.

Segment Highlights for the Fourth Quarter 2016 (Versus Fourth Quarter 2015)

USA – Net sales for the USA segment decreased 9.8 percent from $1.2 billion to $1.1 billion primarily due to lower sales to the upstream oil and gas market and lower average selling prices resulting from market driven deflationary pressure. Gross profit decreased $5.5 million, or 2.2 percent, to $246.1 million. Gross margin, increased 180 basis points to 22.7 percent, primarily driven by margin maintenance efforts while experiencing lower average selling prices. Adjusted EBITDA decreased 5.3 percent from $82.7 million to $78.3 million as a result of lower gross profit. Adjusted EBITDA margin increased 30 basis points to 7.2 percent reflecting the higher gross margin net of slightly higher operating expenses.

Canada – Net sales for the Canada segment decreased 6.2 percent from $258.1 million to $242.1 million (decreased 8.1 percent on a currency neutral basis), primarily driven by lower sales in the Western Canada oil and gas market. This decline was partially offset by the benefit of acquisitions. Gross profit of $55.1 million was essentially equal to the prior year as lower gross profits from energy markets were offset by higher margin sales in other markets. Gross margin increased 150 basis points to 22.8 percent as a result of mix improvement. Adjusted EBITDA increased 9.7 percent from $22.6 million to $24.8 million due to lower operating costs. On a currency neutral basis, Adjusted E

BITDA increased 9.3 percent. Adjusted EBITDA margin increased 140 basis points to 10.2 percent due to higher gross margins.

EMEA – Net sales for the EMEA segment decreased 2.2 percent from $403.1 million to $394.4 million, but increased 1.9 percent on a currency neutral basis, primarily due to modest volume increases and higher average selling prices resulting from changes in product mix. Gross profit was essentially equal to the prior year, and gross margin increased 40 basis points to 23.3 percent as a result of improved product mix and facility closures in 2015. Adjusted EBITDA increased 18.9 percent from $24.3 million to $28.9 million, and Adjusted EBITDA margin increased 130 basis points to 7.3 percent due to lower operating costs.

Rest of World – Net sales for the Rest of World segment decreased 10.4 percent from $102.4 million to $91.7 million. On a currency neutral basis, sales decreased 6.4 percent primarily due to lower demand in Mexico from oil and gas markets, weak industrial demand in Brazil, lower average selling prices, and product mix. Gross profit decreased 2.9 percent from $20.7 million to $20.1 million, but was flat on a currency neutral basis. Gross margin increased 170 basis points to 21.9 percent due to improved mix. Adjusted EBITDA increased $3.7 million from $4.1 million to $7.8 million largely due to actions to reduce spending in light of weak industrial demand. Adjusted EBITDA margin increased 450 basis points to 8.5 percent.

Outlook

The Company's operating plan for 2017 includes further advances in executing Univar's Commercial Greatness and Operational Excellence initiatives. These expected gains, however, will likely be partially offset by selective commercial and technology investments, and FX translation headwinds. As a result, the Company expects low single digit Adjusted EBITDA growth in the first half, accelerating to near double-digit growth by year end as its initiatives take hold. Overall, Univar expects to deliver mid-single digit Adjusted EBITDA growth in 2017.

For the first quarter of 2017, the Company expects Adjusted EBITDA to be slightly above last year's first quarter of $134.1 million as it invests in, and executes against its initiatives.

Univar to Host Webcast on Feb. 22 at 9:00 a.m. EDT

The Company will host a webcast with investors to discuss the fourth-quarter results at 9:00 a.m. EDT on Feb. 22, which can be accessed on the Investor Relations section of its website at http://investor.univar.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Adjusted EBITDA, Adjusted EBITDA margin

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other income (expense), net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales. The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	The Company uses Adjusted EBITDA in setting performance incentive targets;

•	The Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

Use of Non-GAAP Measures

The Company’s management believes that certain financial measures that do not comply with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning the ongoing operating results of the Company. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules B and E.

About Univar
Founded in 1924, Univar (NYSE: UNVR) is a global chemical and ingredients distributor and provider of value-added services, working with leading suppliers worldwide. Supported by a comprehensive team of sales and technical professionals with deep specialty and market expertise, Univar operates hundreds of distribution facilities throughout North America, Western Europe, Asia-Pacific and Latin America. Univar delivers tailored customer solutions through a broad product and services portfolio sustained by one of the most extensive industry distribution networks in the world. For more information, visit www.univar.com.

Forward-Looking Statements

This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Univar Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions, except per share data)	2016	2015	2016	2015
Net sales	$1,812.5	$1,966.3	$8,073.7	$8,981.8
Cost of goods sold (exclusive of depreciation)	1,399.2	1,546.5	6,346.6	7,182.7
Gross profit	413.3	419.8	1,727.1	1,799.1
Operating expenses:
Outbound freight and handling	65.8	77.2	286.6	324.6
Warehousing, selling and administrative	213.0	213.0	877.8	874.4
Other operating expenses, net	75.4	48.8	104.5	106.1
Depreciation	38.4	32.5	152.3	136.5
Amortization	17.8	22.2	85.6	88.5
Impairment charges	—	—	133.9	—
Total operating expenses	410.4	393.7	1,640.7	1,530.1
Operating income	2.9	26.1	86.4	269.0
Other (expense) income:
Interest income	0.9	0.4	3.9	4.3
Interest expense	(40.3)	(41.5)	(163.8)	(211.3)
Loss on extinguishment of debt	—	—	—	(12.1)
Other income (expense), net	4.7	7.7	(6.1)	(23.2)
Total other expense	(34.7)	(33.4)	(166.0)	(242.3)
(Loss) income before income taxes	(31.8)	(7.3)	(79.6)	26.7
Income tax expense (benefit)	27.4	(4.4)	(11.2)	10.2
Net (loss) income	$(59.2)	$(2.9)	$(68.4)	$16.5
(Loss) income per common share:
Basic	$(0.43)	$(0.02)	$(0.50)	$0.14
Diluted	(0.43)	(0.02)	(0.50)	0.14
Weighted average common shares outstanding:
Basic	138.1	137.6	137.8	119.6
Diluted	138.1	137.6	137.8	120.1

Univar Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$336.4	$188.1
Trade accounts receivable, net	950.3	1,026.2
Inventories	756.6	803.4
Prepaid expenses and other current assets	134.8	178.6
Total current assets	2,178.1	2,196.3
Property, plant and equipment, net	1,019.5	1,082.5
Goodwill	1,784.4	1,745.1
Intangible assets, net	339.2	518.9
Deferred tax assets	18.2	3.5
Other assets	50.5	66.1
Total assets	$5,389.9	$5,612.4
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$25.3	$33.5
Trade accounts payable	852.3	836.0
Current portion of long-term debt	109.0	59.9
Accrued compensation	65.6	62.8
Other accrued expenses	287.3	301.3
Total current liabilities	1,339.5	1,293.5
Long-term debt	2,845.0	3,057.4
Pension and other postretirement benefit liabilities	268.6	251.8
Deferred tax liabilities	17.2	58.0
Other long-term liabilities	109.7	135.0
Total liabilities	4,580.0	4,795.7
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of December 31, 2016 and 2015	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 138.8 million and 138.0 million shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1.4	1.4
Additional paid-in capital	2,251.8	2,224.7
Accumulated deficit	(1,053.4)	(985.0)
Accumulated other comprehensive loss	(389.9)	(424.4)
Total stockholders’ equity	809.9	816.7
Total liabilities and stockholders’ equity	$5,389.9	$5,612.4

Univar Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions)	2016	2015	2016	2015
Operating activities:
Net (loss) income	$(59.2)	$(2.9)	$(68.4)	$16.5
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	56.2	54.7	237.9	225.0
Impairment charges	—	—	133.9	—
Amortization of deferred financing fees and debt discount	1.9	2.0	7.9	12.2
Amortization of pension credit from accumulated other comprehensive loss	—	(2.9)	(4.5)	(11.9)
Loss on extinguishment of debt	—	—	—	12.1
Deferred income taxes	25.6	(0.4)	(31.6)	(7.4)
Stock-based compensation expense	3.3	2.0	10.4	7.5
Other	0.1	(0.9)	(0.9)	(2.0)
Changes in operating assets and liabilities:
Trade accounts receivable, net	153.4	220.7	70.2	198.7
Inventories	(18.2)	46.4	42.0	82.3
Prepaid expenses and other current assets	9.9	(30.8)	40.1	(29.6)
Trade accounts payable	(28.8)	(139.9)	12.0	(104.1)
Pensions and other postretirement benefit liabilities	57.7	(1.7)	26.9	(52.0)
Other, net	23.5	18.5	(26.3)	8.7
Net cash provided by operating activities	225.4	164.8	449.6	356.0
Investing activities:
Purchases of property, plant and equipment	(24.2)	(41.7)	(90.1)	(145.0)
Purchases of businesses, net of cash acquired	1.2	(102.8)	(53.6)	(153.4)
Proceeds from sale of property, plant and equipment	5.3	3.2	9.4	9.5
Other	(0.1)	—	(1.7)	(5.5)
Net cash used by investing activities	(17.8)	(141.3)	(136.0)	(294.4)
Financing activities:
Proceeds from sale of common stock	—	—	—	765.3
Proceeds from issuance of long-term debt	—	—	—	2,806.6
Payments on long-term debt and capital lease obligations	(137.6)	(9.9)	(178.2)	(3,547.8)
Short-term financing, net	6.4	4.4	(4.6)	(11.5)
Financing fees paid	—	—	—	(28.7)
Shares repurchased	—	(0.5)	—	(3.6)
Stock option exercises	12.2	0.6	16.9	3.0
Other	(0.5)	(0.2)	(0.2)	(3.1)
Net cash used by financing activities	(119.5)	(5.6)	(166.1)	(19.8)
Effect of exchange rate changes on cash and cash equivalents	(18.8)	(17.2)	0.8	(59.7)
Net increase (decrease) in cash and cash equivalents	69.3	0.7	148.3	(17.9)
Cash and cash equivalents at beginning of period	267.1	187.4	188.1	206.0
Cash and cash equivalents at end of period	$336.4	$188.1	$336.4	$188.1

Schedule A

Univar Inc.
Full Year 2016 Segment Detail

	(Unaudited)
	Year ended December 31,
(in millions)	2016	2015	$ change	% change	% change excl. currency

External Net Sales
USA	$4,706.7	$5,351.5	$(644.8)	(12.0)%	(12.0)%
Canada	1,261.0	1,376.6	(115.6)	(8.4)%	(5.1)%
EMEA	1,704.2	1,780.1	(75.9)	(4.3)%	(2.5)%
Rest of World	401.8	473.6	(71.8)	(15.2)%	(5.2)%
Total Consolidated Net Sales	$8,073.7	$8,981.8	$(908.1)	(10.1)%	(8.7)%

Gross Profit
USA	$1,041.4	$1,098.3	$(56.9)	(5.2)%	(5.2)%
Canada	221.9	224.2	(2.3)	(1.0)%	2.5%
EMEA	384.1	385.5	(1.4)	(0.4)%	1.2%
Rest of World	79.7	91.1	(11.4)	(12.5)%	(2.4)%
Total Consolidated Gross Profit	$1,727.1	$1,799.1	$(72.0)	(4.0)%	(2.7)%

Adjusted EBITDA
USA	$332.4	$388.8	$(56.4)	(14.5)%	(14.5)%
Canada	104.0	97.1	6.9	7.1%	11.0%
EMEA	118.7	99.9	18.8	18.8%	23.0%
Rest of World	26.8	28.2	(1.4)	(5.0)%	6.4%
Other*	(19.2)	(13.9)	(5.3)	38.1%	38.1%
Total Consolidated Adjusted EBITDA	$562.7	$600.1	$(37.4)	(6.2)%	(4.3)%
* Other represents unallocated corporate costs that do not directly benefit segments.

Schedule B
Univar Inc.
Quarter Reconciliation of Adjusted EBITDA to Reported Net Income
(Unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended December 31, 2016
Net sales:
External customers	$1,084.3	$242.1	$394.4	$91.7	$—	$1,812.5
Inter-segment	31.3	2.2	1.0	—	(34.5)	—
Total net sales	1,115.6	244.3	395.4	91.7	(34.5)	1,812.5
Cost of goods sold (exclusive of depreciation)	869.5	189.2	303.4	71.6	(34.5)	1,399.2
Gross profit	246.1	55.1	92.0	20.1	—	413.3
Outbound freight and handling	43.3	8.9	13.0	0.6	—	65.8
Warehousing, selling and administrative	124.5	21.4	50.1	11.7	5.3	213.0
Adjusted EBITDA	$78.3	$24.8	$28.9	$7.8	$(5.3)	$134.5
Other operating expenses, net						75.4
Depreciation						38.4
Amortization						17.8
Interest expense, net						39.4
Other income, net						(4.7)
Income tax expense						27.4
Net loss						$(59.2)
Total assets	$3,676.8	$1,856.2	$857.4	$211.3	$(1,211.8)	$5,389.9

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Eliminations	Consolidated
Three Months Ended December 31, 2015
Net sales:
External customers	$1,202.7	$258.1	$403.1	$102.4	$—	$1,966.3
Inter-segment	28.8	2.3	1.1	—	(32.2)	—
Total net sales	1,231.5	260.4	404.2	102.4	(32.2)	1,966.3
Cost of goods sold (exclusive of depreciation)	979.9	205.4	311.7	81.7	(32.2)	1,546.5
Gross profit	251.6	55.0	92.5	20.7	—	419.8
Outbound freight and handling	51.8	9.5	13.9	2.0	—	77.2
Warehousing, selling and administrative	117.1	22.9	54.3	14.6	4.1	213.0
Adjusted EBITDA	$82.7	$22.6	$24.3	$4.1	$(4.1)	$129.6
Other operating expenses, net						48.8
Depreciation						32.5
Amortization						22.2
Interest expense, net						41.1
Other income, net						(7.7)
Income tax benefit						(4.4)
Net loss						(2.9)
Total assets	$3,962.0	$1,709.7	$947.2	$233.6	$(1,240.1)	$5,612.4

Schedule C
Univar Inc.
Other operating expenses, net
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions)	2016	2015	2016	2015
Pension mark to market loss	$68.6	$21.1	$68.6	$21.1
Pension curtailment and settlement gains	(1.3)	(4.0)	(1.3)	(4.0)
Acquisition and integration related expenses	—	3.3	5.5	7.1
Stock-based compensation expense	3.3	2.0	10.4	7.5
Restructuring charges	(0.3)	13.2	8.0	33.8
Advisory fees to CVC and CD&R(1)	—	0.2	—	2.8
Contract termination fee to CVC and CD&R	—	—	—	26.2
Other	5.1	13.0	13.3	11.6
Total other operating expenses, net	$75.4	$48.8	$104.5	$106.1

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).

Schedule D
Univar Inc.
Other income (expense), net
(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in millions)	2016	2015	2016	2015
Foreign currency transactions	$2.1	$7.3	$(0.6)	$(0.8)
Foreign currency denominated loans revaluation	—	—	(13.7)	8.9
Undesignated foreign currency derivative instruments	(2.6)	(0.8)	(1.8)	(4.8)
Undesignated interest rate swap contracts	5.9	2.2	10.1	2.0
Ineffective portion of cash flow hedges	—	—	—	(0.4)
Loss due to discontinuance of cash flow hedges	—	—	—	(7.5)
Debt refinancing costs	—	—	—	(16.5)
Other	(0.7)	(1.0)	(0.1)	(4.1)
Total other income (expense), net	$4.7	$7.7	$(6.1)	$(23.2)

Schedule E
Univar Inc.
Full Year Reconciliation of Reported Net Income to Adjusted EBITDA
(Unaudited)

	Year ended December 31,
(in millions)	2016	2015
Net (loss) income	$(68.4)	$16.5
Impairment charges	133.9	—
Pension mark to market loss[1]	68.6	21.1
Pension curtailment and settlement gains	(1.3)	(4.0)
Restructuring charges	8.0	33.8
Stock based compensation	10.4	7.5
Acquisition and integration related expenses	5.5	7.1
Other operating expenses	13.3	11.6
Other non-operating items	0.1	4.1
Foreign currency transactions	0.6	0.8
Foreign currency denominated loans revaluation	13.7	(8.9)
Undesignated foreign currency derivative instruments	1.8	4.8
Undesignated interest rate swap contracts	(10.1)	(2.0)
Ineffective portion of cash flow hedges	—	0.4
Loss due to discontinuance of cash flow hedges	—	7.5
Debt refinancing costs	—	16.5
Loss on extinguishment of debt	—	12.1
Advisory fees to CVC and CD&R	—	2.8
Contract termination fee to CVC and CD&R	—	26.2
Depreciation and amortization	237.9	225.0
Interest expense, net	159.9	207.0
Tax (benefit) expense	(11.2)	10.2
Adjusted EBITDA	$562.7	$600.1

Notes

1 - The pension mark to market loss is measured and recognized in its entirety within the statement of operations annually on December 31. The non-cash adjustment primarily includes the difference between the expected return on plan assets and the actual return on plan assets as well as differences resulting from assumption changes and changes in plan experience between the prior pension measurement date and the current pension measurement date. For details of pension expense both included in and excluded from Adjusted EBITDA, see Schedule F.

Schedule F
Univar Inc.
Pension expense (income)
(Unaudited)

	Year ended December 31,
(in millions)	2016	2015
Service cost	$2.5	$5.5
Interest cost	50.4	51.1
Expected return on plan assets	(61.2)	(66.0)
Amortization of unrecognized prior service credit	(4.5)	(11.9)
Net pension benefit included in Adjusted EBITDA	(12.8)	(21.3)

Mark to market (gain) loss due to difference in asset returns	(45.2)	67.3
Mark to market loss (gain) due to assumption changes	103.9	(39.3)
Mark to market loss (gain) due to plan experience	9.9	(6.9)
Mark to market loss	68.6	21.1

Settlement	—	(1.4)
Curtailment	(1.3)	(2.6)
Pension curtailment and settlement gains	(1.3)	(4.0)

Pension expense excluded from Adjusted EBITDA	67.3	17.1

Total pension expense (income)	$54.5	$(4.2)